Exhibit 99.1

Contact:
Clark Holdings Inc.	Brainerd Communicators, Inc.
Timothy Teagan	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(609) 396-1100	(212) 986-6667

Clark Holdings Inc. Announces First Quarter 2008 Results

New York, NY, May 14, 2008 – Clark Holdings Inc. (AMEX: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced financial results for its first quarter ended March 29, 2008.

The results of operations for the quarters ended March 29, 2008 and March 31, 2007 are presented for comparative purposes as if the business combination of Global Logistics Acquisition Corporation and The Clark Group, Inc. took place on January 1, 2007.

Summarized financial results for the quarter ended March 29, 2008 are as follows (dollars in thousands):

(unaudited)

	Quarter Ended March 29, 2008		Quarter Ended March 31, 2007	% Change
Gross profit
Domestic	$5,906		5,530	6.8%
International	1,305		1,408	(7.3%)
Consolidated	7,211		6,938	3.9%
Income from operations before interest and taxes
Consolidated	1,011		182	455.5%
Interest Income/(Expense) (net)	227		(120)
Pre-tax profit	1,238		62
Taxes	(619)		(29)
Net Income	619		33
Shares Outstanding	11,750		11,300
Earnings (Loss) per share	0.05		0.00
Pro forma adjusted Earnings (Loss) per share	0.08	(1)	0.05 (2)
(1)	Excludes one-time acquisition related expenses totaling $95,000, amortization of intangibles totaling $321,000, and a one-time correction of vacation accrual totaling $125,000.
(2)	Excludes non-recurring severance expense totaling $280,000, and non-cash compensation expense of $570,000.

First Quarter Financial Highlights

•	First quarter domestic revenues grew 6.2% to $16.2 million compared to $15.2 in the first quarter of 2007
•	Domestic gross profit increased 6.8% to $5.9 million compared to $5.5 million in the first quarter of 2007
•	Net income of $619,000, or $0.05 per share compared to net income of $33,000, or $0.00 per share in the first quarter of 2007
•	First quarter 2008 pro-forma adjusted EPS was $0.08 compared to pro-forma adjusted EPS of $0.05 for the first quarter of 2007

“Our overall performance in the first quarter was solid despite the current economic climate. We continue to see strong results in our domestic operations including revenue and gross profit growth of 6.2% and 6.8%, respectively,” said Tim Teagan Chief Executive Officer of Clark Holdings. “Looking ahead, we are focused on improving our domestic market position through organic growth and potential acquisitions.”

First Quarter Results

Clark Holdings reported gross revenues of $19.3 million in the first quarter of 2008, compared to gross revenues of $18.3 million in the same period last year. Domestic gross revenue increased 6.2% while international gross revenue was flat as Clark continued to reposition its international business for future growth.

Gross profit margin decreased slightly to 37.4% from 37.9%. The domestic business continued to drive growth at Clark, with domestic gross profit for the first quarter of 2008 up 6.8% to $5.9 million compared to domestic gross profit of $5.5 million in the same period last year. Domestic gross profit margin increased slightly to 36.5% from 36.3%. International gross profit for the first quarter of 2008 was $1.3 million, a 7.3% decline compared to the same period last year.

First quarter operating income was $1.0 million in the first quarter of 2008, compared to $182,000 in the same period last year. Net income in the first quarter of 2008 was $619,000, or $0.05 per share, compared to net income of $33,000, or $0.00 per share in the first quarter of 2007.

Pro-forma adjusted EPS was $0.08 in the first quarter of 2008 compared to pro-forma adjusted EPS of $0.05 in the first quarter of 2007. Pro-forma adjusted EPS for both periods excludes the impact of several one-time items.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Clark Holdings Inc.

Consolidated Balance Sheets

(Unaudited)

	March 29, 2008	December 31, 2007
ASSETS
Current Assets
Cash and equivalents	$2,297	$2,115
Accounts receivable	7,054	6,362
Other receivables	202	358
Prepaid expenses	1,269	1,106
Deferred tax assets – current	1,240	1,240
Current assets of discontinued ops.	300	437
Total Current Assets	12,362	11,618
Investments in marketable securities held in trust account	—	—
Deferred acquisition costs	—	—
Deferred tax assets – non-current	787	747
Property and equipment, net of accumulated depreciation	1,389	1,413
Intangible assets	26,254	26,575
Goodwill	59,469	59,469
Other assets	—	—
Total Assets	$100,261	$99,822
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,254	$6,785
Accrued expenses and other payables	3,820	2,868
Deferred underwriting fees – current	—	—
Current portion of long-term debt	683	683
Deferred tax liabilities – current	279	279
Current liabilities of discontinued ops.	145	126
Total Current Liabilities	11,181	10,741
Long term debt	2,730	2,730
Deferred tax liabilities – non-current	11,790	11,844
Stockholders’ Equity
Preferred stock – $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock – $0.0001 par value, 400,000,000 shares authorized; 12,030,693 issued and outstanding at December 31, 2007 and March 29, 2008	1	1
Additional paid-in capital	72,317	72,491
Retained earnings	2,242	2,015
Total Stockholders’ Equity	74,560	74,507
Total Liabilities and Stockholders’ Equity	$100,261	$99,822

Clark Holdings Inc.

Consolidated Statements of Income

(Unaudited)

	Quarter Ended March 29, 2008	Quarter Ended March 31, 2007
Gross Revenues	$19,299	$18,330
Freight Expense	(12,088)	(11,392)
Gross Profit	7,211	6,938
Depreciation and Amortization	(370)	(370)
Selling, Operating, and Administrative Expenses	(5,830)	(6,386)
Income from Operations	1,011	182
Interest Income/(Expense), net	227	(120)
Income before Income Taxes	1,238	62
Income Tax Expense	(619)	(29)
Net Income	$619	$33
Earnings (Loss) per Share
Basic	$0.05	$0.00
Diluted	$0.05	$0.00
Weighted Average Number of Shares Outstanding:
Basic	11,750	11,300
Diluted	11,750	11,300
Pro Forma Reconciliation
Income before Income Taxes	$1,238	$62
Plus Acquisition Related Expenses	95	—
Plus Amortization of Intangibles	321	—
Plus One-Time Vacation Accrual	125	—
Plus Non-Recurring Severance Expense	—	280
Plus Non-Cash Compensation	—	570
Adjusted Income before Income Taxes	1,779	912
Income Tax Expense	(783)	(401)
Net Income	$996	$511
Pro-forma Adjusted Earnings (Loss) per Share
Basic	$0.08	$0.05
Diluted	$0.08	$0.05